EXHIBIT 1

                                 PRESS RELEASE

[STEVE MADDEN LOGO]

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                                                               STEVE MADDEN LTD.
                                                            52-16 BARNETT AVENUE
                           LONG ISLAND CITY, NY 11104
                               Tel. (718) 446-1800
                               Fax. (718) 446-5599


FOR IMMEDIATE RELEASE


       STEVEN MADDEN LTD. ANNOUNCES FINAL SETTLEMENT OF BELFORT LITIGATION
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         LONG  ISLAND  CITY,  N.Y. -  February  6, 1998 - Steven  Madden,  Ltd.,
(NASDAQ: SHOO), a leading designer, wholesaler and retailer of fashion footwear for women announced today a final settlement of a lawsuit brought by Jordan Belfort against BOCAP Corp., a company beneficially owned by Steven Madden, the Company's Chairman of the Board, CEO and President, the Company, Mr. Madden and Farmstead Consulting, Inc.

         On June 3, 1997, Mr. Belfort filed a complaint alleging that BOCAP Corp. failed to repay a promissory note issued to Mr. Belfort in 1993 and the shares of the Company's stock were pledged as collateral for the note.

         At a court conference held on January 15, 1998, the parties to the litigation negotiated a settlement in principle of all outstanding claims and disputes among them. With the completion of the settlement transactions on February 5, 1998, Mr. Belfort has abandoned his claim to ownership of the pledged shares.

         Steven Madden, the Company's Chairman of the Board and Chief Executive Officer, commented, "We are very pleased by the amicable settlement which was reached with Mr. Belfort in finalizing the matter. Now we can focus our efforts in aggressively growing our business to upscale specialty stores, department stores and footwear boutiques, as well as ramping up our own Steven Madden retail stores where we plan to open 10 new stores in 1998, in addition to the 18 stores currently in operation."

         Steven Madden Ltd. designs and markets fashion footwear for women. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear Specialty Stores and on-line @ www.stevemadden.com. The Company has six licenses including ready-to-wear and jeans, outerwear, eyewear, legwear, handbags, and jewelry.


          CONTACT: Company Contact:
                   Steven Madden Ltd.
                   Steven Madden, Chairman and CEO
                   Rhonda Brown, Chief Operating Officer
                   (718) 446-1800

                   Investor Relations:
                   Kehoe, White, Savage & Company, Inc.
                   James K. White
                   (562) 437-0655

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements, which explicitly describe such risks, and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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